Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

             PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Financial Results for the 4th Quarter of 2008

East Syracuse, New York (January 30, 2009) – Beacon Federal Bancorp, Inc. (NASDAQ Global Market “BFED”) (“the Company”) announced today net income for the quarter ended December 31, 2008 of $3.6 million, compared to net income of $679,000 for the quarter ended December 31, 2007.  Basic and diluted earnings per share were $0.53 and $0.10 for the quarters ended December 31, 2008 and 2007, respectively.  The increase in net income reflected a $3.3 million decrease in income tax expense, a $1.1 million increase in net interest income and a $711,000 decrease in non-interest expense, partially offset by a $2.1 million increase in the provision for loan losses and an $111,000 decrease in non-interest income.

The Company incurred a net loss of $3.0 million for the year ended December 31, 2008, compared to net income of $2.4 million for the year ended December 31, 2007. Basic and diluted loss per share was $0.44 for 2008, compared to basic and diluted earnings per share of $0.10 for 2007.  The decrease in net income and resulting net loss reflected a $10.6 million increase in the impairment loss on securities, a $6.5 million increase in the provision for loan losses, and a $1.9 million increase in other non-interest expenses, partially offset by an $8.7 million increase in net interest income, a $949,000 increase in non-interest income and a $3.9 million decrease in income tax expense.

Total assets increased $143.4 million to $1.0 billion at December 31, 2008 from $878.0 million at December 31, 2007.  The increase was the result of a $61.7 million increase in net loans, a $40.8 million increase in securities, a $23.3 million increase in trading account assets due to the securitization and sale of 30-year fixed rate mortgages, an $11.0 million increase in other assets, a $2.0 million increase in Federal Home Loan Bank of New York stock and a $4.1 million increase in cash and cash equivalents, funded by a $112.0 million increase in deposits and a $41.8 million increase in borrowings.  Equity decreased $11.1 million, or 9.8%, to $102.1 million at December 31, 2008 from $113.2 million at December 31, 2007.

Ross J. Prossner, President and CEO, said “Difficult economic conditions in our markets along with weakening commercial and residential real estate lending resulted in our decision to increase our provision for loan losses.  While our non-performing loans to total loans ratio of 0.60% at the end of the fourth quarter is lower than the SNL Bank & Thrift Index average of 2.18%, there can be no assurance that our allowance for loan losses will not need to be increased further in future periods, particularly if recessionary conditions persist.  We were pleased, however, that the higher provision for loan losses was partially offset by an increase in our net interest income, reflecting asset growth, an increase in core deposits, and the 400 basis point reduction in the federal funds rate from 4.25% at December 11, 2007 to 0.25% at December 31, 2008.  The higher provision for loan losses was also partially offset by lower non-interest expense during the fourth quarter, primarily as a result of the decision by upper management personnel to forego their bonuses.  During the fourth quarter we recognized a tax benefit related primarily to the previously announced losses on our Freddie Mac and Fannie Mae preferred stock holdings; we sold our remaining investment in Freddie Mac and Fannie Mae preferred stock in December 2008.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  Beacon Federal was recently named one of the Best Companies to Work for in New York for 2009 by the New York State Society for Human Resource Management (NYS-SHRM), The Business Council and Best Companies Group.  The award recognizes companies committed to providing a superior employee experience and workplace.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY 13057
(315) 433-0111 x 1550

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	December 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,021,343	$877,990
Cash and cash equivalents	18,297	14,148
Trading account assets	23,337	-
Securities available for sale, at fair value	139,803	92,859
Securities held to maturity	23,315	29,488
Loans, net	770,695	708,993
Federal Home Loan Bank of New York stock, at cost	13,080	11,117
Deposits	626,467	514,488
FHLB advances	218,641	226,815
Securities sold under agreement to repurchase	70,000	20,000
Stockholders' equity	102,085	113,174

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$14,232	$13,141	$56,312	$43,765
Interest expense	7,833	7,872	31,335	27,531
Net interest income	6,399	5,269	24,977	16,234
Provision for loan losses	3,000	910	8,857	2,304
Net interest income after
provision for loan losses	3,399	4,359	16,120	13,930
Non-interest income	776	887	4,242	3,293
Non-interest expense	3,425	4,136	25,746	13,276
Income (loss) before income taxes	750	1,110	(5,384)	3,947
Income tax expense (benefit)	(2,893)	431	(2,380)	1,528
Net income (loss)	$3,643	$679	$(3,004)	$2,419
Basic and diluted earnings (loss) per share	$0.53	$0.10	$(0.44)	$0.10

Asset Quality Ratios:
Non-performing loans to total loans	0.60%	0.15%	0.60%	0.15%
Non-performing assets to total assets	0.47%	0.16%	0.47%	0.16%
Annualized net charge-offs to average loans
outstanding	1.40%	0.07%	0.68%	0.11%
Allowance for loan losses to non-
performing loans at end of period	225.05%	624.61%	225.05%	624.61%
Allowance for loan losses to total loans
at end of period	1.36%	0.96%	1.36%	0.96%